EXHIBIT 99.1
OSG
OVERSEAS SHIPHOLDING GROUP, INC.                                                                                                                                PRESS RELEASE

For Immediate Release

OVERSEAS SHIPHOLDING GROUP REPORTS FIRST QUARTER 2010 RESULTS

Highlights

-	First quarter TCE revenues were $229.9 million, down 21% from $292.8 million in the year ago period
-	First quarter Loss was $9.4 million, or $0.34 per diluted share and included Special Items that increased the Loss by $6.8 million, or $0.25 per diluted share
-	Adjusted for Special Items, first quarter 2010 Loss was $2.5 million, or $0.09 per diluted share
-	Debt and equity market transactions during the quarter strengthened the Company’s capital structure and generated nearly $450 million, net of expenses
-	The Company repaid $400 million on its unsecured credit facility
-	OSG 350 and Overseas Cascade delivered and commenced long-term contracts

New York – May 4, 2010 – Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today reported results for the first quarter of fiscal 2010 ended March 31, 2010.

For the quarter ended March 31, 2010, the Company reported TCE1 revenues of $229.9 million, a 21% decline from $292.8 million in 2009.  The decline in TCE revenues was due to lower average daily TCE rates earned by all the Company’s international flag vessel classes except VLCCs.  Crude Oil TCE revenues were $132.1 million, a 17% decline from $160.0 million in the same period a year ago; Products TCE revenues were $50.1 million, a 30% decline from $71.2 million; and U.S. Flag TCE revenues were $45.7 million, a 23% decline from $59.7 million.  Revenue days decreased quarter-over-quarter by 1,216 days due to a net reduction in the operating fleet of 11 vessels from March 31, 2009, and six U.S. Flag vessels that were in layup for substantially all of the first quarter.  Net loss attributable to the Company (Loss2) for the quarter ended March 31, 2010, was $9.4 million, or $0.34 per diluted share, compared with net income attributable to the Company (Earnings2) of $121.8 million, or $4.53 per diluted share, in the same period a year ago.  First quarter 2009 results included a gain on vessel sales of $129.9 million.  Adjusted for Special Items, first quarter 2010 Loss was $2.5 million, or $0.09 per diluted share, compared with Earnings in the first quarter of 2009 of $26.9 million, or $1.00 per diluted share.  Details on Special Items are provided later in this press release.

Morten Arntzen, President and CEO stated, “Continued weak spot rates in all our core markets, except for VLCCs, resulted in a disappointing quarter.  On the positive side, we raised nearly $450 million in new capital to enhance our liquidity and strengthen the balance sheet, continued progress on cost control efforts on shore and at sea, and completed three of our more challenging newbuilding/conversion projects.” Arntzen continued, “I believe the scale of OSG, with leading positions in the Crude, Products and U.S. Flag markets, built-in growth from our 17-ship newbuild program, combined with our consistent, conservative financial strategy, differentiates us from our direct peers.  As a consequence, I feel more comfortable about our relative competitive position in our three main operating segments than at any time since I joined the Company.  OSG is well-positioned to benefit from the recovery in the world economy and oil demand that has begun.”

1See Appendix 1 for reconciliation of TCE revenues, a non-GAAP measure, to shipping revenues.
2References to Results, Earnings or Loss refers to Net Income / (Loss) attributable to Overseas Shipholding Group, Inc.

Quarterly Events

Capital Market Transactions
OSG strengthened its capital structure by raising approximately $450 million during the first quarter.  In doing so, the Company diversified its funding sources, lengthened its average debt maturity and gained greater flexibility for future investment and expansion opportunities.

-
On March 29, 2010, the Company issued $300 million of senior unsecured notes due 2018 with a coupon of 8.125%.  The Company received proceeds of approximately $290 million after deducting underwriting discounts, commissions and other expenses.   Proceeds from the offering were used to reduce debt outstanding.

-	On March 9, 2010, OSG completed the sale of 3.5 million shares of its common stock outstanding at $45.33 per share and received net proceeds of $158.2 million.

Impairment Charge
The outlook for the U.S. Jones Act market is expected to remain weak through 2010.  The market outlook, continuing commercial discrimination for single hull vessels and pending 2010 drydocks on two of such vessels as well as an older double hull tanker, resulted in the decision to record a charge of $3.6 million to write down the carrying values of two of these U.S. Flag vessels to their estimated net fair values as of March 31, 2010.  As of May 3, 2010, the Company had five U.S. Flag vessels in layup.

Select Income Statement Detail

-	Vessel expenses decreased to $64.1 million, or 13%, from $73.5 million principally due to the redelivery of 11 older product carriers and reduced levels of expenses for U.S. Flag vessels in layup;

-
Charter hire expenses were $90.6 million, a 19% decrease from $111.3 million, principally due to the redelivery of a net 10 (weighted by ownership) vessels and significantly lower profit share due to owners;

-
General and administrative expenses were $26.8 million, well in line with the Company’s annual guidance of $100 to $115 million.  Companywide cost control efforts continue with process improvement and cost reduction initiatives expected to generate additional savings beginning in the second half of 2011.  The Company provides annual guidance on certain expense items, which can be found in its earnings call presentation materials located on www.osg.com.

-
In 2008, the joint venture with Euronav NV (Euronext Brussels: EURN) in which the Company has a 50% interest (FSO Joint Venture) entered into a secured credit facility to partially finance the purchase of two ULCCs and their subsequent conversion to FSOs.  The FSO Joint Venture subsequently entered into floating-to-fixed interest rate swap agreements (Swaps).  As a result of the delay in the completion, conversion and commencement of the service contract associated with the FSO Africa, the Swaps related to the FSO Africa debt were deemed ineffective as of March 31, 2010.  The dedesignation of such Swaps resulted in a charge of $4.5 million, which impacted Equity in income / (loss) of affiliated companies.  Commencing in the second quarter of 2010, these Swaps will be marked-to-market at the end of each reporting period with the future change being reflected in the results of the joint venture.

Special Items

Special items that affected reported results in the first quarter of 2010 increased the quarterly Loss by an aggregate of $6.8 million, or $0.25 per share.   A detailed schedule of these special items in the current and corresponding historical period is posted in Webcasts and Presentations in the Investor Relations section of www.osg.com.

-	$4.5 million, or $0.16 per diluted share, associated with the de-designation of Swaps by the FSO Joint Venture; and
-	$2.3 million, or $0.08 per diluted share, associated with impairment charges on two U.S. Flag vessels, net of asset sales.

Liquidity and Other Key Metrics

-
Cash and cash equivalents totaled $340 million, a decrease from $525 million at year end (which included short-term investments).  Uses of cash during the period included payments for vessels under construction, cash contributed to the FSO Joint Venture in connection with the conversion of the FSO Africa and collateral posted in connection with the FSO Joint Venture debt facility;

-	Total debt was $1.7 billion, down from $1.8 billion as of December 31, 2009;

-	Liquidity3, including undrawn bank facilities, was approximately $1.9 billion and liquidity-adjusted debt to capital4 was 39.8%, a decrease from 40.1% as of December 31, 2009; and

-	Construction contract commitments were $413 million, a decrease of $109 million from $522 million as of December 31, 2009.

Segment Activity

Crude Oil
-
On January 4, 2010, the FSO Asia commenced a service contract with MOQ that ends in 2017. On March 14, 2010, the conversion of the FSO Africa was completed.  As previously disclosed, on January 21, 2010, Maersk Oil Qatar AS (MOQ) notified the FSO Joint Venture that it was canceling the service contract for the FSO Africa, a right the joint venture partners contest.  Discussions with various parties concerning employment of the FSO Africa are ongoing.  In connection with the debt outstanding on the FSO Africa, during the quarter OSG advanced $72 million to the joint venture related to collateral that was required to be posted on the debt outstanding.

-	On February 10, 2010, the Overseas Everest, a 297,000 dwt VLCC delivered. The vessel trades in the Tankers International commercial pool.

Products
-
During the quarter, OSG reached an agreement with Cido Tanker Holding Co., a privately held shipping company, to cancel two newbuild MR product carriers that were time chartered-in for seven years and scheduled to deliver in first quarter 2011 (Hulls 2135 and 2136).  In exchange, OSG agreed to time charter-in two 2009-built MR product/chemical carriers for periods of eight years. The 51,000 dwt Adriatic Wave delivered on April 5, 2010 and the 51,000 dwt Aegean Wave is expected to deliver in May 2010. The swap resulted in a reduction in charter hire obligations of approximately $6 million.

-
On February 25, 2010, the Overseas Mykonos delivered.  The 52,000 dwt owned MR has upgraded features that enhance the safety and environmental performance including an improved and larger oily water separator, high expansion foam system in the engine room, a cargo tank gas detection system and alpha lubricators that increases the fuel efficiency of the ship.  The vessel is IMO III certified.

3Liquidity is defined as cash plus short-term investments plus Capital Construction Fund plus availability under the Company’s secured and unsecured credit facilities.
4Liquidity-adjusted debt is defined as long-term debt reduced by cash, short-term investments and the Capital Construction Fund.

U.S. Flag
-	On March 27, 2010, the Overseas Cascade completed conversion to a shuttle tanker and on April 1, 2010 the vessel commenced a five-year charter to Petrobras America, Inc.

-
On March 19, 2010, the OSG Vision / OSG 350 articulated tug barge (ATB) delivered.  The vessel, the largest ATB in the U.S. Flag fleet, has specialized vapor balancing equipment that reduce emissions of Volatile Organic Compounds, or VOCs, and is fully compliant with the Delaware Department of Natural Resources and Environmental Control (DNREC) Title V Air Quality Permit. The OSG 350 commenced long-term employment in the Delaware Bay.

Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provide a breakdown of TCE rates achieved for the three months ended March 31, 2010 and comparable period of 2009, for the International Crude Oil and Product Carrier segments between spot and fixed charter rates and the related revenue days. The Company has entered into FFAs and related bunker swaps as hedges for reducing the volatility of earnings from operating the Company’s VLCCs in the spot market. These derivative instruments seek to create synthetic time charters.  The impact of these derivatives, which qualify for hedge accounting treatment, are reported together with time charters entered in the physical market under Fixed Earnings. The information in these tables is based in part on information provided by the pools or commercial joint ventures in which the segment’s vessels participate.

Revenue days in the quarter ended March 31, 2010 totaled 8,773 compared with 9,989 in the same period a year earlier.  A summary fleet list by vessel class can be found later in this press release.

	Three Months Ended Mar. 31, 2010			Three Months Ended Mar. 31, 2009
	Spot	Fixed	Total	Spot	Fixed	Total
Business Unit – Crude Oil
VLCC1
Average TCE Rate	$49,931	$49,511		$47,228	$40,705
Number of Revenue Days	915	338	1,253	613	725	1,338
Suezmax
Average TCE Rate	$28,301	$—		$40,054	$—
Number of Revenue Days	231	—	231	231	—	231
Aframax
Average TCE Rate	$17,525	$23,058		$28,449	$38,634
Number of Revenue Days	956	177	1,133	1,048	225	1,273
Aframax – Lightering
Average TCE Rate	$23,571	$—		$31,252	$—
Number of Revenue Days	978	—	978	808	—	808
Panamax2
Average TCE Rate	$20,323	$18,926		$27,318	$26,896
Number of Revenue Days	450	360	810	614	448	1,062
Other Crude Oil Revenue Days	90	—	90	90	—	90
Total Crude Oil Revenue Days	3,620	875	4,495	3,404	1,398	4,802
Business Unit – Products
LR2 (Aframax)
Average TCE Rate	$—	$16,288		$23,144	$—
Number of Revenue Days	—	90	90	95	—	95
LR1 (Panamax)
Average TCE Rate	$18,914	$—		$25,860	$18,699
Number of Revenue Days	351	—	351	283	179	462
MR (Handysize)
Average TCE Rate	$15,157	$21,217		$22,359	$19,435
Number of Revenue Days	1,423	982	2,405	1,122	1,728	2,850
Total Refined Products Revenue Days	1,774	1,072	2,846	1,500	1,907	3,407
Business Unit – U.S. Flag
Handysize Product Carrier
Average TCE Rate	$—	$45,599		$30,734	$41,797
Number of Revenue Days	—	618	618	180	719	899
ATB
Average TCE Rate	$22,349	$34,218		$27,640	$32,210
Number of Revenue Days	365	89	454	527	179	706
Lightering
Average TCE Rate	$23,452	$—		$44,430	$—
Number of Revenue Days	270	—	270	85	—	85
Total U.S. Flag Revenue Days	635	707	1,342	792	898	1,690
Other – Number of Revenue Days	—	90	90	—	90	90
TOTAL REVENUE DAYS	6,029	2,744	8,773	5,696	4,293	9,989
1Excludes ULCCs.  The revenue days for the ULCCs are included in Other Crude Oil.
2Includes one vessel performing a bareboat charter-out during the three months ended March 31, 2010 and 2009.

Consolidated Statements of Operations

($ in thousands, except per share amounts)	Three Months Ended
	Mar. 31, 2010	Mar. 31, 2009
Shipping Revenues:
Pool revenues	$108,354	$136,404
Time and bareboat charter revenues	65,546	87,369
Voyage charter revenues	95,854	101,031
	269,754	324,804
Operating Expenses:
Voyage expenses	39,893	32,015
Vessel expenses	64,074	73,530
Charter hire expenses	90,614	111,342
Depreciation and amortization	41,926	43,881
General and administrative	26,829	27,300
Severance and relocation costs	—	2,169
Shipyard contract termination costs	(231)	35,885
Loss / (gain) on disposal of vessels, net of impairments in 2010	2,256	(129,863)
Total Operating Expenses	265,361	196,259
Income from Vessel Operations	4,393	128,545
Equity in income / (loss) of affiliated companies	(2,298)	2,472
Operating Income	2,095	131,017
Other income / (expense)	(146)	2,305
	1,949	133,322
Interest Expense	(12,294)	(11,372)
Income / (Loss) before Federal Income Taxes	(10,345)	121,950
Credit for Federal Income Taxes	992	1,312
Net Income / (Loss)	(9,353)	123,262
Less: Net Income Attributable to the Noncontrolling Interest	—	(1,512)
Net Income / (Loss) Attributable to Overseas Shipholding Group, Inc.	$(9,353)	$121,750
Weighted Average Number of Common Shares Outstanding:
Basic	27,760,420	26,865,843
Diluted	27,760,420	26,878,841
Per Share Amounts:
Basic net income / (loss) attributable to Overseas Shipholding Group, Inc.	$(0.34)	$4.53
Diluted net income / (loss) attributable to Overseas Shipholding Group, Inc.	$(0.34)	$4.53
Cash dividends declared	$0.4375	$0.4375

Consolidated Balance Sheets

($ in thousands)	Mar. 31, 2010	Dec. 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$340,395	$474,690
Short-term investments	—	50,000
Voyage receivables	171,107	146,311
Other receivables, including federal income taxes recoverable	101,962	100,140
Inventories, prepaid expenses and other current assets	56,442	46,225
Total Current Assets	669,906	817,366
Capital Construction Fund	40,708	40,698
Restricted cash	—	7,945
Vessels and other property, including construction in progress of $624,691 and $859,307, less accumulated depreciation	3,017,987	2,942,233
Deferred drydock expenditures, net	52,106	58,535
Total Vessels, Deferred Drydock and Other Property	3,070,093	3,000,768
Investments in affiliated companies	271,470	189,315
Intangible assets, less accumulated amortization	97,214	99,088
Goodwill	9,589	9,589
Other assets	48,919	43,672
Total Assets	$4,207,899	$4,208,441

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$139,152	$149,891
Current installments of long-term debt	33,933	33,202
Total Current Liabilities	173,085	183,093
Long-term debt	1,700,303	1,813,289
Deferred gain on sale and leaseback of vessels	71,887	82,500
Deferred federal income taxes and other liabilities	263,114	261,704
Total Liabilities	2,208,389	2,340,586
Equity
Overseas Shipholding Group, Inc.’s equity	1,999,510	1,867,855
Total Equity	1,999,510	1,867,855
Total Liabilities and Equity	$4,207,899	$4,208,441

Consolidated Statements of Cash Flows

($ in thousands)	Three Months Ended March 31,
	2010	2009
Cash Flows from Operating Activities:
Net income / (loss)	$(9,353)	$123,262
Items included in net income / (loss) not affecting cash flows:
Depreciation and amortization	41,926	43,881
Loss on write-down of vessels	3,607	-
Amortization of deferred gain on sale and leasebacks	(10,613)	(11,512)
Compensation relating to restricted stock and stock option grants	2,740	3,081
Provision/(credit) for deferred federal income taxes	(1,118)	(1,693)
Unrealized (gains)/losses on forward freight agreements and bunker swaps	(54)	(1,083)
Undistributed earnings of affiliated companies	7,791	2,874
Other—net	1,172	2,028
Items included in net income / (loss) related to investing and financing activities:
Loss on sale or write-down of securities—net	458	269
Gain on disposal of vessels – net	(1,351)	(129,863)
Payments for drydocking	(1,945)	(5,920)
Changes in operating assets and liabilities	(47,472)	80,649
Net cash provided by / (used in) operating activities	(14,212)	105,973
Cash Flows from Investing Activities:
Disposal of short-term investments	50,000	-
Proceeds from sales of investments	190	-
Expenditures for vessels	(112,054)	(71,992)
Withdrawals from Capital Construction Fund	-	8,265
Proceeds from disposal of vessels	-	239,505
Expenditures for other property	(568)	(1,721)
(Investments in and advances to) / distributions from affiliated companies—net	(92,251)	12,452
Shipyard contract termination payments	(839)	(17,336)
Other—net	1,351	(49)
Net cash provided by / (used in) investing activities	(154,171)	169,124
Cash Flows from Financing Activities:
Issuance of common stock, net of issuance costs	158,155	—
Decrease in restricted cash	7,945	—
Purchases of treasury stock	(1,281)	(980)
Issuance of debt, net of issuance costs	289,789	—
Payments on debt and obligations under capital leases	(407,947)	(15,373)
Cash dividends paid	(11,809)	(11,773)
Issuance of common stock upon exercise of stock options	374	131
Distributions from subsidiaries to noncontrolling interest owners	-	(2,627)
Other—net	(1,138)	(17)
Net cash provided by/(used in) financing activities	34,088	(30,639)
Net increase/(decrease) in cash and cash equivalents	(134,295)	244,458
Cash and cash equivalents at beginning of year	474,690	343,609
Cash and cash equivalents at end of period	$340,395	$588,067

Fleet Information

As of March 31, 2010, OSG’s owned and operated fleet totaled 110 International Flag and U.S. Flag vessels compared with 121 at March 31, 2009.  Fifty-seven percent, or 63 vessels, were owned as of March 31, 2010, with the remaining vessels bareboat or time chartered-in.  OSG’s newbuild program totaled 17 vessels (11 owned and 6 chartered-in) across its crude oil, product and U.S. Flag lines of business.  A detailed fleet list and updates on vessels under construction can be found in the Fleet section on www.osg.com.

	Vessels Owned		Vessels Chartered-in		Total at Mar. 31, 2010
Vessel Type	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
Operating Fleet
FSO	2	1.0	—	—	2	1.0	864,046
VLCC and ULCC	9	9.0	7	6.0	16	15.0	5,032,659
Suezmax	—	—	2	2.0	2	2.0	317,000
Aframax	6	6.0	8	6.4	14	12.4	1,571,060
Panamax	9	9.0	—	—	9	9.0	626,834
Lightering	2	2.0	5	4.0	7	6.0	642,319
International Flag Crude Tankers	28	27.0	22	18.4	50	45.4	9,053,918

LR2	—	—	1	1.0	1	1.0	104,024
LR1	2	2.0	2	2.0	4	4.0	297,374
MR (1)	12	12.0	15	15.0	27	27.0	1,281,516
International Flag Product Carriers	14	14.0	18	18.0	32	32.0	1,682,914
Car Carrier	1	1.0	—	—	1	1.0	16,101
Total Int’l Flag Operating Fleet	43	42.0	40	36.4	83	78.4	10,752,933

Handysize Product Carrier (2)	5	5.0	7	7.0	12	12.0	561,840
ATB (2)	7	7.0	—	—	7	7.0	204,150
Lightering:
Crude Carrier	1	1.0	—	—	1	1.0	39,732
ATB	3	3.0	—	—	3	3.0	121,532
Total U.S. Flag Operating Fleet	16	16.0	7	7.0	23	23.0	927,254

LNG Fleet	4	2.0	—	—	4	2.0	864,800 cbm
Total Operating Fleet	63	60.0	47	43.4	110	103.4	11,680,187 864,800 cbm
Newbuild/Conversion Fleet

International Flag
VLCC	2	2.0	—	—	2	2.0	596,000
LR1	4	4.0	—	—	4	4.0	294,000
MR	3	3.0	2	2.0	5	5.0	249,350
Chemical Tanker	—	—	1	1.0	1	1.0	19,900
U.S. Flag
Product Carrier	1	1.0	3	3.0	4	4.0	187,260
Lightering ATB	1	1.0	—	—	1	1.0	45,556
Total Newbuild Fleet	11	11.0	6	6.0	17	17.0	1,392,066
Total Operating & Newbuild Fleet	74	71	53	49.4	127	120.4	13,072,253 864,800 cbm
1Includes two owned U.S. Flag product carriers that trade internationally with associated revenue included in the Product Carrier segment
2Includes the Overseas New Orleans, Overseas Puget Sound, Overseas Galena Bay, OSG 214 and OSG 209 which were in layup at March 31, 2010

Appendix 1 – Reconciliation to Non-GAAP Financial Information

TCE Reconciliation
Reconciliation of time charter equivalent revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended Mar. 31,
($ in thousands)	2010	2009
Time charter equivalent revenues	$229,861	$292,789
Add: Voyage Expenses	39,893	32,015
Shipping revenues	$269,754	$324,804

Consistent with general practice in the shipping industry, the Company uses time charter equivalent revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter.  Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance.

Appendix 2 – Capital Expenditures

The following table presents information with respect to OSG’s capital expenditures for the three months ended March 31, 2010 and 2009:

	Three Months Ended Mar. 31,
($ in thousands)	2010	2009
Expenditures for vessels	$112,054	$71,992
Investments in and advances to affiliated companies	103,223	17,690
Payments for drydockings	1,945	5,920
	$217,222	$95,602

Appendix 3 – Second Quarter 2010 TCE Rates

The Company has achieved the following average estimated TCE rates for the second quarter of 2010 for the percentage of days booked for vessels operating through April 16, 2010. The information is based in part on data provided by the pools or commercial joint ventures in which the vessels participate. All numbers provided are estimates and may be adjusted for a number of reasons, including the timing of any vessel acquisitions or disposals and the timing and length of drydocks and repairs. In addition, information presented for VLCCs as fixed includes management’s expectations with respect to the synthetic time charters entered into by the Company.

		Second Quarter Revenue Days
Vessel Class and Charter Type	Average TCE Rate	Fixed as of 4/16/10	Open as of 4/16/10	Total	% Days Booked
Business Unit – Crude Oil
VLCC – Spot	$44,500	600	640	1,240	48%
VLCC – Fixed	$36,500	46	—	46	100%
Suezmax – Spot	$29,500	102	177	279	37%
Aframax – Spot	$16,500	281	690	971	29%
Aframax – Fixed	$23,000	228	—	228	100%
Aframax Lightering	$20,500	246	516	762	32%
Panamax – Spot	$19,500	87	351	438	20%
Panamax – Time	$18,500	358	—	358	100%
Business Unit – Refined Petroleum Products
LR1 (Panamax) – Spot	$19,500	52	211	263	20%
LR2 (Aframax) – Spot	$16,500	31	60	91	34%
MR (Handysize) – Spot	$12,500	533	1,275	1,808	29%
MR (Handysize)– Time	$20,500	822	—	822	100%
Business Unit – U.S. Flag
Product Carrier – Time	$49,000	763	—	763	100%
ATB – Spot	$29,000	72	250	322	22%
ATB – Time	$33,500	91	—	91	100%
Note:  Forward rates and days for seven vessels are not included above:  TI Oceania, Overseas Takamar, four U.S. Flag lightering vessels and the Overseas Joyce.

Appendix 4 – 2010 Fixed TCE Rates
The following table shows average estimated TCE rates and associated days booked for the third and fourth quarters of 2010 as of April 16, 2010.

	Fixed Rates and Revenue Days as of 4/16/10
	Q3 2010	Q4 2010
Business Unit – Crude Oil
Aframax
Average TCE Rate	$22,000	$—
Number of Revenue Days	117	—
Panamax1
Average TCE Rate	$17,500	$18,000
Number of Revenue Days	368	318
Business Unit – Refined Petroleum Products
Handysize
Average TCE Rate	$21,500	$21,500
Number of Revenue Days	657	533
Business Unit – U.S. Flag
Product Carrier
Average TCE Rate	$50,000	$50,000
Number of Revenue Days	844	899
ATB
Average TCE Rate	$34,000	$—
Number of Revenue Days	16	—

1Includes one vessel on bareboat charter.

# # #

Conference Call Information

OSG has scheduled a conference call for today at 11:00 a.m. ET.  Call-in information is (877) 941-2068 (domestic) and (480) 629-9712 (international).  The conference call and supporting presentation can also be accessed by webcast, which will be available at www.osg.com in the Investor Relations Webcasts and Presentations section.  Additionally, a replay of the call will be available by telephone until May 11, 2010; the number for the replay is (800) 406-7325 (domestic) and (303) 590-3030 (international).  The passcode for the replay is 4280051.

About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world.  As a market leader in global energy transportation services for crude oil, petroleum products and gas in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs.  OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY.  More information is available at www.osg.com.

Forward-Looking Statements

This release contains forward-looking statements regarding the Company's prospects, including the outlook for tanker and articulated tug barge markets, changing oil trading patterns, anticipated levels of newbuilding and scrapping, prospects for certain strategic alliances and investments, estimated TCE rates achieved for the second quarter of 2010 and estimated TCE rates for the third and fourth quarters of 2010, timely delivery of newbuildings in accordance with contractual terms, the outcome of the Company’s negotiations with MOQ, prospects of OSG’s strategy of being a market leader in the segments in which it competes and the forecast of world economic activity and oil demand.  These statements are based on certain assumptions made by OSG management based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Forward-looking statements are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of OSG, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  Factors, risks and uncertainties that could cause actual results to differ from the expectations reflected in these forward-looking statements are described in the Company’s Annual Report for 2009 on Form 10-K and those risks discussed in the other reports OSG files with the Securities and Exchange Commission.

Contact Information
For more information contact:  Jennifer L. Schlueter, Vice President Corporate Communications and Investor Relations, OSG Ship Management, Inc. at +1 212.578.1699.